PRESS RELEASE

           JANA PARTNERS PROPOSES NEW BOARD MEMBERS FOR CNET NETWORKS

Board Nominees Will Seek to Address Underperformance by Building on CNET's Strengths

                Sandell Agrees to Support JANA Partners' Efforts

NEW YORK, JANUARY 7, 2008 -- JANA Partners LLC ("JANA") announced today that an affiliate has notified CNET Networks, Inc. (Nasdaq: CNET) that it will nominate seven people for election to CNET's Board of Directors at the next annual shareholders meeting. JANA has collaborated with Paul Gardi of Alex Interactive Media and with venture capital firm Spark Capital to select a slate of directors it believes has the industry expertise and proven talent needed to revitalize CNET, which JANA believes has significantly lagged peers in value creation and performance. JANA and its partners currently beneficially own approximately 8% of CNET's voting stock and JANA has an additional approximately 8% non-voting economic interest in CNET. Sandell Asset Management Corp., which has agreed to support JANA's effort, has a separate approximately 5% non-voting economic interest.

JANA Managing Partner Barry Rosenstein said, "This effort is about taking an underperforming company and increasing shareholder value by building on its top-notch editorial talent and premier internet assets. Together with Paul Gardi and Spark Capital, we have assembled a group of nominees we believe has the technical skills and business experience to reverse CNET's ongoing underperformance and start delivering value for shareholders."

Tom Sandell, CEO of Sandell Asset Management said, "We are pleased to support JANA in this effort to improve the performance and ultimately the valuation of CNET to the benefit of all shareholders. The depth and experience of the team that JANA has assembled is impressive and well matched for the challenge of turning around the poor performance at CNET."

Despite owning leading web properties including technology, food and gaming review franchises, CNET has failed in recent years to create shareholder value. In 2007, CNET shares rose less than 1% versus gains of approximately 15% for CNET's stated benchmark, the Interactive Week Internet Index, and 10% for the Nasdaq Index. For the three years through 2007, CNET shares fell approximately 19% versus gains of approximately 32% for the Interactive Week Internet Index and 22% for the Nasdaq Index.

JANA's board nominees intend to create a stronger, more profitable company through:
[ ] MAXIMIZING CORE STRENGTHS: Despite the unparalleled quality of its editorial content and staff, JANA believes CNET has not been able to leverage these assets to increase shareholder value. JANA's nominees if elected will use their combined experience in seeking to substantially grow CNET's core business.
[ ] DRIVING TRAFFIC AND INCREASING REVENUES: JANA's nominees if elected will seek to broaden the reach of CNET's properties by implementing intent-driven media strategies that better connect consumers with relevant content, which in turn will enhance revenue realization through optimized ad serving.
[ ] FOCUSING ON ROI AND KEY METRICS: JANA's nominees if elected will bring a disciplined, return on investment-oriented approach to CNET's Board of Directors, which JANA believes has pursued growth through expensive non-strategic acquisitions and investments but has not delivered significant organic growth in CNET's core business.

The following two individuals will be nominated to replace the two directors who will stand for re-election at the 2008 annual meeting of shareholders:
[ ] PAUL GARDI - Managing Member, Alex Interactive Media. Former CEO of IAC Advertising Solutions; former EVP, GM for Ask Jeeves, Inc., where he led Operations and Strategic Planning; former President and COO of Teoma Technologies, Inc. He has been instrumental in evaluating CNET's operations and developing recommendations for improving performance and creating value should JANA's nominees be elected.
[ ] SANTO POLITI - Founder and General Partner of Spark Capital. Former Partner at Charles River Ventures; former President of New Media for Blockbuster Entertainment Inc.; co-founder of BT Venture Partners; various engineering and management positions with Matsushita Electric Industrial, Panasonic Broadcast and Television Systems Company, and Weston Instruments, a subsidiary of Schlumberger Industries.

In addition, JANA will propose to stockholders that they expand the current CNET board from eight to 13 directors and fill the resulting vacancies with the following five JANA nominees:
[ ] JON MILLER - Founding partner, Velocity Interactive Group. Former Chairman and CEO of AOL; former CEO and President of USA Information and Services (which became IAC/InterActiveCorp and Expedia); former Managing Director of Viacom's Nickelodeon International.
[ ] JAYNIE STUDENMUND - Former COO of Overture Services Inc./Yahoo! and former President and COO of Paymybills.com. Current board member of Orbitz World Wide, eHarmony, Western Asset and Countrywide Bank. Former board member of aQuantive, Inc.
[ ] JULIUS GENACHOWSKI - Managing Director of Rock Creek Ventures and co-founder of LaunchBox Digital. Former Chief of Business Operations and other senior executive positions at IAC/InterActiveCorp. Current board member of Website Pros, The Motley Fool and Marc Ecko Enterprises. Former board member of Expedia, Hotels.com and Ticketmaster.
[ ] BRIAN WEINSTEIN - Senior executive, Business Development Group at Creative Artists Agency focusing on strategic acquisitions and digital strategy. Mr. Weinstein has helped oversee the incubation of multiple venture-financed Internet companies. Mr. Weinstein helps lead Creative Artists Agency's new media advisory practice assisting corporate clients on traditional media and content strategies. Founder and Chairman, The Opportunity Network.
[ ] GIORGIO CAPUTO - Managing Director, JANA Partners, focusing on small cap and technology investments. Former Mergers & Acquisitions Associate with Credit Suisse First Boston and Equity Derivatives Quantitative Analyst for Lehman Brothers.

Separately, an affiliate of JANA today filed a complaint for declaratory and injunctive relief in the Delaware Court of Chancery. The complaint requests, among other things, that the court enjoin CNET from rejecting JANA's director nominations and proposals on the basis of certain provisions of CNET's bylaws which, according to CNET, require stockholders to have held CNET stock for one year in order to propose business or nominate directors. JANA and its Delaware counsel believe such provisions, if interpreted in this manner, would be impermissibly discriminatory and invalid under Delaware law.

BACKGROUND
JANA PARTNERS LLC is a multi-billion dollar investment management firm founded in 2001 by Barry Rosenstein.

ALEX INTERACTIVE MEDIA, LLC ("AIM") is a private company focused on leveraging its domain expertise in digital media and related industries. AIM Managing Member Paul Gardi has committed to personally investing $1 million in CNET equity.

SPARK CAPITAL is a venture capital fund focused on building businesses that transform the distribution, management and monetization of media and content, with experience in identifying and actively building market-leading companies in sectors including infrastructure (Qtera, RiverDelta, Aether Systems, Broadbus and BigBand), networks (College Sports Television, TVONE and XCOM) and services (Akamai and the Platform). Spark Capital has over $600 million under management, and is based in Boston, Massachusetts. Spark has committed to investing $20 million in CNET equity.

VELOCITY INTERACTIVE GROUP, LLC is an investment firm that focuses on digital media and communications. Velocity Interactive Group has offices in Palo Alto, Los Angeles and New York. Velocity has an option to invest $10 million in CNET equity.

SANDELL ASSET MANAGEMENT CORP. is a multi-billion dollar global investment management firm, founded by Thomas E. Sandell, that focuses on global corporate events and restructurings throughout North America, Continental Europe, the United Kingdom, Latin America and the Asia-Pacific theatres. Sandell frequently will take an "active involvement" in facilitating financial or organization improvements accruing to the benefit of investors.

CONTACTS:

Sard Verbinnen & Co
George Sard/Jonathan Gasthalter
(212) 687-8080
Paul Kranhold/Andrew Cole
(415) 618-8750

JANA Partners LLC
Charles Penner
(212) 692-7696

ALL STOCKHOLDERS OF CNET ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE INVESTORS AND NOMINEES NAMED ABOVE (THE "POTENTIAL PARTICIPANTS") FROM THE STOCKHOLDERS OF CNET FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF CNET WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN AND IF COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF CNET AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE POTENTIAL PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IS CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A FILED BY THE POTENTIAL PARTICIPANTS WITH THE SEC ON JANUARY 7, 2008.


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